UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/03/2009

INNOSPEC INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13879

Delaware	98-0181725
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, UK
(Address of principal executive offices, including zip code)

011 44 151 355 3611
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of new Chief Executive Officer

On and effective as of April 2, 2009 the Company's Board of Directors appointed Mr. Patrick S. Williams as the Company's new President and Chief Executive Officer. The Company expects that Mr. Williams will also be appointed to the Company's Board of Directors at some point soon to fill the vacancy created by the departure of the Company's former President and Chief Executive Officer, Mr. Paul Jennings.

Mr. Williams has served as the Company's Executive Vice President and President, Fuel Specialties since 2005. In addition, he also assumed responsibility for the Active Chemicals business in 2008. Prior to 2005, he was Chief Executive Officer for the Company's Fuel Specialties business in the Americas, having held a number of senior management and sales leadership roles in that business since 1993.

On April 2, 2009, the Company entered into an employment agreement (the "Agreement") with Mr. Williams to serve as President and Chief Executive Officer. The Agreement provides for an indefinite term of employment and may be terminated by either Mr. Williams or the Company upon 12 months' written notice, or by the Company in the event of a Change of Control or for Cause (as described further in the Agreement).

The Agreement generally provides that Mr. Williams will receive an annual base salary of $700,000, subject to annual review from 2011 (inclusive of any director's fees). In addition, subject to the discretion of the Compensation Committee, Mr. Williams will be eligible to participate in the Company's Management Incentive Compensation Plan, and will continue to be eligible for the Company's Reward for Exceptional Performance One Off Bonus Plan for performance bonuses. Mr. Williams will also receive a cash value bonus for 2009 of at least $536,161 and will not participate in other bonus schemes.

Mr. Williams will also be eligible for grants under the Company's long-term incentive share option plan as determined by the Compensation Committee. The Agreement also provides for him to be granted 90,000 options under the Company's Share Option Plan, at an exercise price equal to the market value on the day of the grant and vesting in annual tranches of 30,000 from 2012. The Agreement also provides for Mr. Williams to be granted 60,000 options under the Company's Performance Related Stock Option Plan at zero cost, with 45,000 vesting after two years and 15,000 after three years, subject to continued employment and satisfactory performance.

Mr. Williams will continue to be eligible to participate in the Company's group health insurance plan or other group insurance plans, 401k and pension scheme plan and receive parking and all other benefits he is currently entitled to as an employee of the Company.

In the event of a Change of Control, if Mr. Williams terminates his employment for Good Reason or is terminated other than for Cause, he will be entitled to 24 months compensation from the date of Change of Control, which includes base salary, bonus at target, car allowance and certain other benefits.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the full Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition having the meanings given such terms in the Agreement.

A copy of a press release announcing Mr. Williams' appointment issued by the Company on April 2, 2009 is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOSPEC INC.

Date: April 03, 2009	By:	/s/ Andrew Hartley
Andrew Hartley
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release by Innospec Inc. dated April 2, 2009
EX-10.1	Executive Service Agreement between Innospec Inc, Innospec Fuel Specialties LLC and Mr Patrick S Williams, dated as of April 2, 2009